Exhibit 23

To the Board of Directors

Northeast Bancorp

Lewiston, Maine

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 (No. 333-180215) and the Registration Statements on Form S-8 (Nos. 333-172974, 333-171466 and 333-135452) of Northeast Bancorp of our report dated September 10, 2012, related to our audit of the consolidated financial statements of Northeast Bancorp and Subsidiary included in the Annual Report Form 10-K for the year ended June 30, 2012 (Successor), for the period from December 29, 2010 through June 30, 2011 (Successor), and the period from July 1, 2010 through December 28, 2010 (Predecessor).

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts

September 24, 2012